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                                                                    Exhibit 99.1

Company Press Release

                    THE CRONOS GROUP AND MAJOR EUROPEAN BANK
                   IN JOINT VENTURE CONTAINER PURCHASE PROGRAM

San Francisco - (Business Wire) - September 24, 2002 - The Cronos Group (NASDAQ : CRNS) announced today the establishment of a joint venture container purchase program with a major European bank. The purpose of the program is to acquire marine cargo containers, which will be leased to third parties by a Cronos affiliate.

The formation of the joint venture will provide Cronos with the opportunity to expand its managed container fleet, primarily in the long-term lease market. Container acquisitions will be funded 20% by equal equity contributions from both parties to the joint venture and 80% by debt financing.

Cronos is one of the world's leading lessors of intermodal containers, owning and managing a fleet of 390,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, that the joint venture partners may not be able to attract additional lenders to participate in the program and, therefore, that the program will not achieve its targeted volume of container purchases; fluctuations in the demand for leased containers; the risk of disruption to international trade caused by war or terrorist operations; and fluctuations in world trade. For a further discussion of the risk factors attendant to an investment in Cronos' Common shares, see the Introductory Note in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which was filed with the SEC on March 26, 2002.

Cronos will file with the SEC a forthcoming 8-K report providing further details on the establishment of the joint venture container purchase program.

This press release and other information concerning Cronos can be viewed on Cronos' website at www.cronos.com.